Exhibit 10.1

March 14, 2024

Richtech Robotics, Inc.

4175 Cameron St. Ste 1

Las Vegas, NV 89103

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement dated February 15, 2024 (the “SPA”), by and between YA II PN, Ltd. (“Yorkville”) and Richtech Robotics, Inc. (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the SPA.

Pursuant to the SPA, the Investor shall advance to the Company up to $3,000,000 of Pre-Paid Advances which shall be evidenced by Promissory Notes. The first Promissory Note in the principal amount of $1,000,000 was issued on February 15, 2024 (the “First Note”), and two additional Promissory Notes (the “Subsequent Notes”), each in the principal amount of $1,000,000 shall be issued upon the satisfaction of certain conditions pursuant to the SPA. The parties hereby agree to amend the terms of the First Note and the form of the Subsequent Notes as set forth herein.

The First Note and the form of the Subsequent Notes shall be amended as follows:

1.	A new Section 1(e) shall be added as follows:

Section 1(e): Optional Redemption. Notwithstanding anything to the contrary herein, the Company, at its option, shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Note as described in this Section; provided that the Company provides the Holder with at least 10 Trading Days’ prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Note to be redeemed and the Redemption Amount. The “Redemption Amount” shall be equal to the outstanding Principal balance being redeemed by the Company, plus a 10% cash redemption premium, plus all accrued and unpaid interest. After receipt of the Redemption Notice, the Holder shall have 10 Trading Days to elect to convert all or any portion of the Note. On the 11th Trading Day after the Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed after giving effect to conversions or other payments made during the 10 Trading Day period.

2.	The definition of “Conversion Price” in Section 12(n) shall be deleted and replaced in its entirety with the following:

“Conversion Price” means (i) $6.00 per Common Share, provided however, on May 28, 2024 (the “Reset Date”), the Conversion Price shall be adjusted (downwards only) to equal the average of the daily VWAPs for the 5 consecutive Trading Days immediately prior to the Reset Date, if such price is lower than the Conversion Price then in effect, provided, however, that the Conversion Price shall not be lower than $1.50 per Common Share.

Except as set forth herein, nothing in this Letter Agreement is intended to amend or modify any of the rights and obligations of the parties.

This Letter Agreement may be executed in separate counterparts (including, without limitation, electronically transmitted counterparts), each of which shall be an original and all of which when taken together shall constitute one and the same agreement. Please execute this Letter Agreement where indicated below to confirm your acknowledgment of, and agreement to, the foregoing.

[Remainder of page intentionally left blank]

In Witness Whereof, the parties hereto have executed this Letter Agreement as of the date first written above.

YORKVILLE:

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Mark Angelo
Name:	Mark Angelo
Title:	Member

COMPANY:

RICHTECH ROBOTICS, INC.

By:	/s/ Zhenwu (Wayne) Huang
Name:	Zhenwu (Wayne) Huang
Title:	Chief Executive Officer and Director